Exhibit 99.01

Contact:	Frederick Driscoll
Chief Financial Officer
650-562-1477
GENELABS REPORTS RESULTS FOR THE FIRST QUARTER OF 2008 AND
PROGRESS ON OPERATIONAL PRIORITIES
REDWOOD CITY, Calif. — May 14, 2008 — Genelabs Technologies, Inc. (Nasdaq:GNLB), a biopharmaceutical company focused on discovering novel compounds for hepatitis, reported first quarter financial results for 2008. The Company also provided an update on its 2008 operational priorities.
Genelabs reported 2008 first quarter revenue of $4.2 million, compared to $3.6 million for the first quarter of 2007. Operating expenses were $6.3 million in the first quarter of 2008 compared to $5.6 million in the first quarter of 2007. For 2008, the company reported a first quarter net loss of $1.8 million, or $0.04 per share, compared to a first quarter net loss of $0.5 million, or $0.02 per share, in 2007.
The increase in revenue for the first quarter of 2008 compared to 2007 resulted primarily from higher revenue recognized under our collaboration with Novartis Institutes for BioMedical Research, Inc. (Novartis) which was partially offset by a decrease in revenue associated with our collaboration with Gilead Sciences, Inc. (Gilead). The increase in operating expenses in the comparable periods resulted primarily from higher personnel costs. During the first quarter of 2007 we also recorded a gain of $1.2 million on the disposition of our investment in Genovate Biotechnology Co., Ltd. There was no similar transaction in the first quarter of 2008.
Genelabs had $31.8 million in cash and cash equivalents at March 31, 2008 as compared to $37.6 million at December 31, 2007. The Company estimates that its current cash resources will be adequate to provide liquidity for operations into fiscal year 2010.
“Earlier this year, we outlined the following key operational priorities for 2008 which we believe should provide enhanced value for our shareholders:
•	Select a candidate from among our three internal HCV drug discovery programs and advance it into preclinical development, with the future goal of progressing into clinical development;

•	Achieve a milestone event from one of our ongoing HCV collaborations; and

•	Leverage the value of our internal proprietary HCV discovery program to form a new partnership.

“I am pleased to report that we have made progress on all three of these key priorities during the first quarter of 2008. Our internal HCV discovery programs continue to demonstrate advances while our research collaborations with Novartis and Gilead move forward in preclinical development. We have also seen increased momentum in discussions around the formation of a new partnership for certain of our internal proprietary HCV programs,” said Fred Driscoll, Chief Financial Officer.
About Genelabs Technologies
Genelabs is a biopharmaceutical company focused on the discovery and development of novel compounds for infectious diseases. In addition to a late-stage investigational vaccine for Hepatitis E partnered with GlaxoSmithKline, the company is advancing multiple partnered and proprietary compounds designed to selectively inhibit replication of the hepatitis C virus. For more information, please visit www.genelabs.com.
NOTE ON FORWARD LOOKING STATEMENTS AND RISKS:
This press release contains forward-looking statements regarding Genelabs’ business strategy, our ability to continue funding our operations and our ability to successfully advance our infectious disease pipeline and our 2008 operational priorities. These statements are based on Genelabs’ current expectations and are subject to uncertainties and risks that could cause actual results to differ materially. Uncertainties and risks include, without limitation, that Genelabs may not be able to raise sufficient funds to continue operations; failures or setbacks in our HCV research programs, in our collaborations with Gilead, Novartis and GlaxoSmithKline, or in our efforts to secure new research collaborations; competition; increases in expenses and Genelabs’ capital requirements. Please also refer to the Company’s periodic reports filed with the Securities and Exchange Commission. Genelabs does not undertake any obligation to update or revise forward-looking statements in this press release.
-Financials to Follow-

GENELABS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)	(Note 1)
Assets
Cash and cash equivalents	$31,804	$37,575
Accounts receivable and other current assets	2,248	2,353
Property and equipment, net	3,537	2,854
Long-term deposit	112	112

	$37,701	$42,894

Liabilities and Shareholders’ Equity
Liabilities, including deferred revenue	6,455	10,190
Shareholders’ equity	31,246	32,704

	$37,701	$42,894

Note 1: Derived from audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission

GENELABS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	For the three months ended
	March 31,
	2008	2007
Revenue:
Contract	$3,980	$3,404
Royalty	234	181

Total Revenue	4,214	3,585

Operating expenses:
Research and development	4,194	3,896
General and administrative	2,123	1,678

Total operating expenses	6,317	5,574

Operating loss	(2,103)	(1,989)

Gain on sale of long-term investment	—	1,189
Interest and other income	287	285

Net loss	$(1,816)	$(515)

Net loss per common share – basic and diluted	$(0.04)	$(0.02)

Weighted average shares outstanding to calculate basic and diluted net loss per common share	43,256	27,138